Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement (No. 333-219626) on Form S-8 of RBB Bancorp and Subsidiaries of our report dated March 9, 2021 relating to our audit of the consolidated financial statements appearing in this annual report on Form 10-K for the year ended December 31, 2020.

/s/ Eide Bailly LLP

Laguna Hills, California

March 9, 2021